Contact:	610-337-1000 Robert W. Krick, ext. 3645 Brenda Blake, ext. 3202	For Immediate Release September 1, 2009

UGI’s Utilities Increase Base Rates

VALLEY FORGE, Pa., September 1 – UGI Corporation (NYSE:UGI) announced today that the Pennsylvania Public Utility Commission approved a settlement last week of base rate cases for UGI’s indirect, wholly-owned subsidiaries UGI Penn Natural Gas, Inc. (PNG) and UGI Central Penn Gas, Inc. (CPG). The settlements result in an increase of $19.8 million for PNG, compared to an original request of $38.1 million, and $10.0 million for CPG, compared to an original request of $19.6 million.

The higher base rates for customers became effective on August 28, 2009. The typical residential heating customer will see overall monthly increases of 7.9% at PNG and 9.2% at CPG. Bills for commercial and industrial retail customers will increase by approximately 2.8% and 4.6% at PNG and CPG, respectively, as a result of the higher base rates. In fact, UGI expects that the base rate increases will be more than offset by a projected 10% to 20% drop in commodity rates, depending on the service area, starting on December 1 because natural gas prices are significantly lower than last year.

Base rates cover the cost of operating and maintaining the natural gas distribution system. These rates also cover the costs associated with customer services such as billing, meter reading and 24-hour emergency response.

PNG and CPG serve approximately 158,000 customers and 76,000 customers, respectively, in eastern and central Pennsylvania.

UGI is a holding company with propane marketing, utility and energy marketing subsidiaries. Through subsidiaries, UGI owns 44% of AmeriGas Partners, L.P. (NYSE:APU), the nation’s largest retail propane marketer, and owns Antargaz, one of the largest LPG distributors in France.

Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com.

C-09 # # # 9/01/09